EXHIBIT 10.16
Employment Agreement between us and Michael Florea dated October 13, 2000


                           EMPLOYMENT AGREEMENT

     This Employment Agreement ("AGREEMENT") is made by and between Michael Florea (the "Executive") and Path 1 Network Technologies Inc. (the "Company"), and is effective as of October 13, 2000.

                                 RECITALS

     WHEREAS the Company wishes to employ the Executive as Vice President of the Company, and the Executive wishes to be employed as Vice President of the Company and provide personal services to the Company in return for certain compensation and benefits, detailed herein.

     WHEREAS the Company and the Executive wish to set forth in this AGREEMENT the terms and conditions under which the Executive is to be employed by the Company, which terms and conditions shall supersede any and all prior agreements, contracts or understandings, whether written or verbal.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.   Employment

     1.1 Commencement and Initial Term. The Executive's employment under this AGREEMENT shall commence on October 16, 2000 ("Commencement Date") and shall continue for an initial term of three (3) years (the "Employment
Period").   This Employment Agreement may be renewed automatically with the mutual consent of the Executive and the Company. The Agreement shall be subject to successive automatic one-year renewals unless either party hereto notifies the other, as set forth below, of non-renewal at least ninety (90) days prior to the end of any such term.

     1.2 Title. From and after the Commencement Date, the Company shall employ the Executive as Vice President of the Company, and the Executive shall have the duties, responsibilities and authority consistent with such positions, as described in Section 1.3 hereof.

     1.3 Duties. From and after the Commencement Date and for so long as he is employed hereunder, the Executive (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company's policies and practices, and subject to the Company's existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall comply with all applicable governmental laws, rules and regulations and with all of the Company's policies, rules and/or regulations applicable to the employees of the Company; and (iv) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the President and Chief Executive Officer. The Executive shall report directly to the President and Chief Executive Officer of the Company and shall actively participate in the preparation and presentation to the President and Chief Executive Officer of all reports regarding the business, operations and prospects of the Company.

2.   Outside Activities
     2.1 Prohibited Outside Activities. The Executive agrees and promises that during his employment, he will not be engaged in any other business or as a consultant to or general partner, employee or officer of, any partnership, firm, corporation, or other entity, or as an agent for any person, or otherwise, if such activity is pursued for gain, profit, or other pecuniary advantage, except for the activities specifically disclosed in Exhibit A or with the prior written consent of the President and Chief Executive Officer.

     2.2 Investment. Nothing in this Article 2 shall be construed as preventing the Executive from engaging in the investment of his personal assets so long as such investment activity does not require (i) any participation on the Executive's part in the operation or the affairs of the enterprise or enterprises in which such investments are made, or (ii) the rendering of any services by the Executive to any such enterprise.

          2.2.1 During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which is known to compete directly with the Company throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company.

3.   Salary Compensation

     3.1 Amount. From and after the Commencement Date, the Company shall pay the Executive a base salary at the rate of US$150,000.00 per year, less applicable withholding taxes ("Base Salary"). Base Salary may be amended and increased from time to time, at the discretion of the President and Chief Executive Officer of the Company.

     3.2 Payment. Base Salary payments will normally be made to the Executive bi-weekly or otherwise in accordance with the Company's regular pay period practices.

4.   Bonus Compensation

     4.1 Payment of Performance Bonus. In addition to the Executive's Base Salary, and so long as the Executive remains employed by the Company, continues to act as the lead manager of the Romanian engineering operation, performs within an agreed upon expense budget for the Romanian engineering operation (as amended by mutual agreement from time to time, which budget shall include a minimum of three round trip business class tickets per year for Executive or his spouse) and maintains an engineering team in Romania capable of supporting design and development of products incorporating Path 1's TrueCircuitTM technology, the Executive shall receive a bonus of US$4 million in Path 1 Common Stock (the "Bonus") for achieving the successful completion of a One Gigabit MAC with TrueCircuitTM technology, a FAST MAC with TrueCircuitTM technology and an 8+2 Fast Switch with TrueCircuitTM if
completed by June 15, 2001.   Simultaneously, Executive shall use his best
efforts to finish a Ten Gigabit Switch without TrueCircuitTM technology by June 15, 2001.

     4.2 Annual Bonus. With respect to remainder of the initial term of this AGREEMENT and for any renewal period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). The amount of such Annual Bonus, if any, shall be determined by the President and Chief Executive Officer in his discretion.

5.   Benefits

     The Executive shall be entitled to participate in those benefits made available to other similarly situated executives of the Company, including without limitation, participation in the Company's health benefits and, as and/or when applicable, the Company's 401(k) Plan and customary group dental, disability and life insurance benefits, for which he is eligible.

6.   Stock Options

     6.1 Options. The Executive shall be granted options to purchase 200,000 shares of Class B Common Stock at an exercise price of US$4.35 per share (the "Options"). The Company shall designate 68,965 Options as Incentive Stock Options ("ISOs") and the remaining 131,035 Options as Non-Qualified Stock Options. In addition, the Company shall reserve an additional 100,000 shares of Class A Common Stock options at a minimum exercise price of US$10.00 per share for distribution to Executive and/or Executive's engineering team.

     6.2 General Terms Pertaining to Options. The Options shall be granted under, and subject to the foregoing provisions and shall be governed by the terms of the Company's 1999 Stock Option/Stock Issuance Plan and 2000 Stock Option/Stock Issuance Plan, as they may be amended from time to time in the future (the "Plans"), and any option agreement, notice of grant or other Plan document issued to the Executive under the Plan. All Plan provisions not contradicted by the terms of this AGREEMENT (including, but not limited to, provisions regarding timing and manner of, and deadlines for, exercise) shall apply to the Options.

     6.3   Vesting.  Subject to the Termination provisions set forth in
Article 8 below, the Options shall vest over a three (3) year period in twelve
(12) consecutive, equal quarterly installments, provided the Executive is employed by the Company on the respective vesting dates, the Executive continues to act as the lead manager of the Romanian engineering operation, the Executive performs within an agreed upon expense budget for the Romanian engineering operation and the Executive maintains an engineering team in Romania capable of supporting design and development of products incorporating Path 1's TrueCircuitTM technology.

7.   Time Off

     7.1 Vacation. During the Employment Period, the Executive shall accrue paid vacation time at the same rate as other similarly situated executives and in accordance with Company's standard policies and procedures, subject to the accrual "cap" included in such policies.

     7.2 Sick Time. During the Employment Period, the Executive shall be entitled to sick leave in the same fashion as other similarly situated executives and in accordance with Company's standard policies and procedures. Sick days are to be used only in the event that the Executive is ill and unable to attend his/her job duties hereunder. Sick days will not carry over from year to year. At the time the Employment Period ends, the Executive shall not be entitled to receive any compensation for any unused sick days.

8.   Termination of Employment

     The Executive's employment may be terminated at any time during the Employment Period in accordance with the following provisions. If the Executive's employment is terminated, then, except as specifically stated in this Article 8, all of the compensation and benefits to which he was entitled shall cease upon the effective date of such termination (the "Termination Date").

     8.1 Termination at the Election of the Company With Cause. The Company may, immediately and unilaterally, terminate the Executive's employment and this AGREEMENT "for cause" at any time during or after the employment term upon written notice to the Executive setting forth the reason(s) for such immediate termination. For purposes of this AGREEMENT, the term "with cause" shall mean any and all of the following:

          a. the Executive's willful and repeated failure to comply with the lawful and reasonable directions of the President and Chief Executive Officer.

          b. the Executive's commission of any act of fraud with respect to the Company or the Company's business.

          c. the Executive's conviction of or being formally charged with the commission of any felony.

          d. the Executive's conviction of or being formally charged with the commission of any crime which, in the good faith judgment of the President and Chief Executive Officer, involved moral turpitude and has caused or will cause material harm to the standing and/or reputation of the Company.

          e. the Executive's violation of any of the terms of his Employee Proprietary Information and Inventions Agreement, or any misappropriation and/or intentional and unauthorized disclosure of the Company's confidential and/or proprietary information.

If the Company elects to terminate the Executive's employment for cause, as defined above, the Executive shall not be entitled to any further compensation or benefits. Termination of the Executive's employment for cause pursuant to this Section 8.1 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this AGREEMENT.

     8.2 Termination at the Election of the Company Without Cause. The Company may, immediately and unilaterally, terminate the Executive's employment and this AGREEMENT at any time for any reason, with or without notice. If the Company so terminates pursuant to this Section 8.2 (i.e., none of the matters specified in Section 8.1 or Section 8.3 has occurred), the Company shall pay to the Executive a severance payment consisting of the remaining months of this Agreement at Executive's then Base Salary and benefits then in effect as defined in Sections 3.1 and 5 respectively (the "Severance Payment"). The Severance Payment is contingent upon the Executive's continued compliance with the obligations imposed upon him by
Section 10 of this AGREEMENT and his Employee Proprietary Information and Inventions Agreement. Any benefits provided to the Executive during the Employment Period pursuant to this AGREEMENT may be continued, to the extent permitted by law, by the Executive at his own expense. Except as described in this Section 8.2, the Company shall have no other obligations to the Executive in the event that the Executive's employment is terminated pursuant to this
Section 8.2. Termination of the Executive's employment without cause pursuant to this Section 8.2 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this AGREEMENT.

     8.3 Termination Upon Death or Disability. The Executive's employment hereunder shall terminate upon his death, and may be terminated by the Company if the Executive becomes permanently disabled or incapacitated, as defined below. If the Executive's employment is terminated pursuant to this Section 8.3, neither the Executive nor his heirs shall be entitled to any Severance Payment or other termination benefits. For the purposes of this AGREEMENT, the phrase "permanently disabled or incapacitated" shall mean that:

          8.3.1 The Executive shall have been adjudged incompetent by a court having jurisdiction over the matter; or

          8.3.2 The Executive shall have become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his job for a period of more than sixty (60) days, in the opinion of a licensed medical doctor selected by the Company; or

          8.3.3 The Executive shall have been certified as permanently disabled under the provisions of the Social Security Act, as amended from time to time.

     8.4 Termination at the Election of the Executive. The Executive may terminate his employment and this AGREEMENT at any time for any reason or for no reason upon written notice to the Company of his election to terminate. If the Executive's employment is terminated by the Executive pursuant to this
Section 8.4, the Executive shall not be entitled to any Severance Payment or other termination benefit. Furthermore, by terminating his employment before the end of the Employment Period, Executive shall forfeit any and all vested or unvested stock or stock options obtained under this Agreement.

9.   Former Employment

     9.1 No Conflict. The Executive represents and warrants that the execution and delivery by him of this AGREEMENT, his employment by the Company and his performance of duties under this AGREEMENT will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

     9.2 No Use of Prior Confidential Information. The Executive will not intentionally disclose to the Company or use on its behalf any confidential information belonging to any of his former employers (with the exception of information acquired by Path 1 from Metar in its technology purchase of Metar's intellectual property), but during his employment by the Company he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

10.   Non-Solicitation; Confidentiality; Remedies

     10.1 No Solicitation of Employees. During the Restricted Period (as defined below), neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the President and Chief Executive Officer, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ, or solicit for employment, any person who is or was, at any time during the Restricted Period, an engineer of the Company or of any affiliate of the Company. As used in this AGREEMENT, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which the Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     10.2 Non-Solicitation of Customers. The Executive acknowledges that the Company's customers' identities are confidential and proprietary to the Company, their identity is not generally known, that the Company has made reasonable efforts to maintain the confidentiality of its customers' identities which are not generally known and not readily ascertainable, and that the Company has expended substantial time and resources to obtain and maintain its customers and their identities. Accordingly, the Executive shall not, during the Restricted Period, as defined below, solicit the customers of the Company.

     10.3   Confidentiality.

          10.3.1 The Executive acknowledges that, as a result of his status as Vice President of the Company, he has, or will have, access to and possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of products of the Company and its affiliates, patents, technology, know-how, marketing and operating strategies, licensing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. The Executive agrees that such knowledge and information constitute a vital part of the business of the Company and are by their nature trade secrets and confidential information proprietary to the Company (collectively, "Confidential Information"). The Executive agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any Confidential Information without the consent of the President and Chief Executive Officer. As used in this AGREEMENT, the term, "Confidential Information" shall not include any knowledge or information that the Executive can demonstrate: (i) is or becomes available to others, other than as a result of breach by the Executive of this Section 10.3.1; (ii) was available to the Executive on a nonconfidential basis prior to its disclosure to the Executive through his status as an officer or employee of the Company; or (iii) becomes available to the Executive on a nonconfidential basis from a third party (other than the Company, its affiliates and any of their representatives) who is not bound by any confidentiality obligations. The Executive understands and agrees that he must also execute and fully comply with the Company's Employee Proprietary Information and Inventions Agreement as a condition of his employment, as well as the Company's standard form of non-disclosure agreement.

          10.3.2 All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Executive or made available to him relating to the Company or any of its affiliates are and shall remain the Company's property, and shall be delivered to the Company promptly upon any termination of the Executive's employment with the Company, or at any other time on request, and such information shall be held confidential by the Executive after any termination of his employment with the Company.

     10.4 Restricted Period. As used in this AGREEMENT, "Restricted Period" shall mean any period during which the Executive is employed by the Company and a period of one (1) year after the Termination Date.

     10.5   Remedies.  The Executive agrees that the provisions of this
Article 10 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Article 10 by the Executive or any Executive-Controlled Person, the Company shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Article 10 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by the Company. The Executive further agrees that if he shall violate any of the covenants and agreements under this Article, the Company shall be entitled to an accounting and repayment of all profits, commissions or other benefits which the Executive has realized and/or may realize as a result of or arising our of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. In addition, the prevailing party shall also be entitled to its reasonable attorneys' fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Article 10.

     10.6 Severability. The provisions contained in this Article 10 as to the time periods, scope of activities and persons or entities affected shall be deemed severable so that, if any provision contained in this Article 10 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent permitted by law.

11.   General Provisions

     11.1 Governing Law. This AGREEMENT and the rights of the parties thereunder shall be governed by and interpreted under California law.

     11.2	Assignment.  The Executive may not delegate, assign, pledge or encumber his rights or obligations under this AGREEMENT or any part thereof.

     11.3	Notice.  Any notice required or permitted to be given under this
AGREEMENT shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, or delivered via facsimile, to the following addresses, or to such other addresses as either party shall specify by giving notice under this Article:

     To the Company:    Path 1 Network Technologies Inc.
                        Attn:  Michael T. Elliott, President & Chief Executive
                        Officer
                        3636 Nobel Drive, Suite 275
                        San Diego, CA  92122
                        Facsimile No.:  (858) 450-4203

     With a copy to:    Jonathan D. Andrews, Esq.
                        BROBECK, PHLEGER & HARRISON LLP
                        12390 El Camino Real
                        San Diego, CA  92130
                        Facsimile: (858) 720-2555

     To the Executive:  Michael Florea
                        14142 Angela Street
                        Lake Forest, CA 92630_

     11.4 Amendment. This AGREEMENT may be amended or supplemented only by a writing signed by both of the parties hereto. To be valid, the Company's signature must be by a person specially authorized by the President and Chief Executive Officer to sign such particular document.

     11.5 Waiver. No waiver of any provision of this AGREEMENT shall be binding unless and until set forth expressly in writing and signed by the waiving party. To be valid, the Company's signature must be by a person specially authorized by the President and Chief Executive Officer to sign such particular document. The waiver by either party of a breach of any provision of this AGREEMENT shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof, in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power or privilege. No action taken pursuant to this AGREEMENT shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

     11.6 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this AGREEMENT shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

     11.7 Headings. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this AGREEMENT.

     11.8 Drafting Party. The provisions of this AGREEMENT have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this AGREEMENT, or any portion thereof.

     11.9 Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive's employment or under the terms of this AGREEMENT shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this AGREEMENT, the Executive's employment by the Company or the termination thereof, the stock options granted to the Executive, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive's employment with the Company or its termination. Binding arbitration will be conducted in San Diego County, California, in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise permitted by law and so determined by the arbitrator. The Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

12.   Entire Agreement

     This AGREEMENT constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). The parties specifically acknowledge and agree that all prior agreements and understandings between the Executive and the Company that pertained to the Executive's employment with the Company are completely superseded. Notwithstanding the foregoing, any and all non-use agreements, non-disclosure agreements and proprietary information and inventions agreements are not superseded and remain in full force and effect. The Executive represents and warrants that as of the date of the execution of this AGREEMENT, he has no causes of action, claims, defenses or rights of offset against the Company. Each party acknowledges, represents and warrants that this AGREEMENT is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties.

EXECUTIVE:                               PATH 1 NETWORK TECHNOLOGIES INC.


/s/ Michael Florea                       By:  /s/ Richard B. Slansky
Michael Florea                               Richard B. Slansky
                                         Title:_Chief Financial Officer



                           AMENDMENT NO. 1 TO THE
                    EMPLOYMENT AGREEMENT OF MICHAEL FLOREA

     Reference is made to that certain Employment Agreement ("Employment Agreement") between Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), and Michael Florea, an officer of the Company ("Executive"), dated October 13, 2000. This Amendment No. 1 ("Amendment") to the Employment Agreement is made and entered into as of December 19, 2000, by and between the Company and Executive.

RECITALS

     WHEREAS, the Company and Executive entered into the Employment Agreement effective October 13, 2000, whereby Executive is employed as Vice President of the Company and pursuant to which Executive provides personal services to the Company in return for certain compensation and benefits, detailed therein; and,

     WHEREAS, the Company and Executive desire to amend the Employment Agreement to clarify Executive's eligibility for, and Company's obligation to pay, certain bonuses based upon Executive's performance.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     A. Definitions; Construction. Capitalized terms used herein that are not defined herein shall have the definition ascribed to them in the Employment Agreement.

     B.   Amended Provisions.

     1. Section 4 to the Employment Agreement shall be amended and restated in full to read as follows:

          "4.	Bonus Compensation

          4.1	Performance Bonus.  In addition to Executive's Base Salary,
and so long as Executive remains employed by the Company, Executive shall be eligible to receive a performance bonus (the "Bonus"), provided that
Executive:

          (i) continues to act as the lead manager of the Romanian engineering operation and maintains an engineering team in Romania capable of supporting design and development of products incorporating the Company's TrueCircuitTM technology;

          (ii) performs within an agreed upon expense budget for the Romanian engineering operation (which budget shall be amended from time-to-time by mutual agreement of the parties hereto, and shall include a minimum of three round trip business tickets per year for Executive or his spouse); and

          (iii) successfully completes by June 15, 2001, either: a) a One Gigabit MAC with TrueCircuitTM technology, as defined in Schedule A of this Amendment, and a FAST MAC with TrueCircuitTM technology incorporated in an 8+2 Fast Switch with TrueCircuitTM technology, as defined in Schedule B of this Amendment (each a "Project", and together, the "Projects"); or, b) a One Gigabit MAC with TrueCircuitTM technology, as defined in Schedule A of this Amendment, a FAST MAC with TrueCircuitTM and 10 GB Ethernet Controller, as defined in Schedule C of this Amendment (each a "Project", and together, the "Projects").

     The Projects shall be deemed "successfully completed" only when a third party evaluator selected by the Company makes the determination that each Project (i) contains no material design defects, bugs or errors, and (ii) complies with all of its specifications defined in Schedules A, B or C of this Amendment (the "Specifications"), as applicable, which Specifications shall include, without limitation, technical and functional requirements describing the features, function, performance or other attributes of the Projects. The Specifications, and any revisions or modifications thereto made after the date of this Amendment, must be approved in writing by a duly authorized officer of the Company as a condition to payment of the Bonus. Executive will also use his best efforts to complete a Ten Gigabit Switch without TrueCircuitTM technology by June 15, 2001.

     4.2 Payment of Bonus. Upon successful completion of the Projects, the Company shall pay the Bonus to the Executive; provided, however, that Executive shall not receive more than 800,000 shares of the Company's Class A Common Stock nor less than 266,666 shares of the Company's Class A Common Stock as Bonus payment.

     4.3 Calculation of Bonus. The amount of the Bonus shall be determined as follows:

          (i) if the Stock Price (as defined below) is between US$5 and US$15 per share, the Bonus shall be equal to that number of shares of the Company's Class A Common Stock (the "Stock") which, when multiplied by the Stock Price equals, but does not exceed, US$4.0 million;

          (ii) if the Stock Price is below US$5 per share, the Bonus shall be equal to 800,000 shares of Stock multiplied by such Stock Price;

          (iii) if the extent that the Stock Price is above US$15 per share, the Bonus shall be equal to 266,666 shares of Stock multiplied by such Stock Price.

     For purposes of this AGREEMENT, the "Stock Price" shall mean (i) if traded over-the-counter, the average of the closing bid or sales price (whichever is applicable) of the Stock for the 30-day period ending three days prior to successful completion of the Projects, or (ii) if the Stock is traded on a securities exchange or through NASDAQ-NMS, the average of the closing price of the Stock on such exchange over the 30-day period ending three (3) days prior to successful completion of the Projects.

     4.4 Annual Bonus. With respect to the remainder of the initial term of this AGREEMENT, and for any renewal period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). The amount of such Annual Bonus, if any, shall be determined by the President and Chief Executive Officer, in his discretion."

2.   Effect of Amendment.	  Except as expressly modified by this
Amendment, the Agreement shall remain unmodified and in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles governing conflicts of laws.

4. Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto, their respective successors and legal representatives and their permitted assigns.

5. Agreement to Remain in Effect. Except as specifically otherwise modified herein, the Employment Agreement as previously executed remains in full force and effect.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.







[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


     This Amendment No. 1 to the Employment Agreement of Michael Florea has been executed effective as of the date first written above.

                                   PATH 1 NETWORK TECHNOLOGIES INC.,
                                   a Delaware corporation

                                   By:  /s/ Richard B. Slansky
                                   Richard B. Slansky, Chief Financial Officer
                                   Address: 3636 Nobel Drive, Suite 275
                                   San Diego, CA  92122


                                   MICHAEL FLOREA

                                    /s/ Michael Florea
                                   Michael Florea










                [SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE
                  EMPLOYMENT AGREEMENT OF MICHAEL FLOREA]


                 Schedule A - TrueCircuitTM Specification

     TrueCircuitTM is a Patented technology for end-to-end data transport over an IP/Ethernet network. The hallmark feature of TrueCircuitTM is that it enables an IP/Ethernet network to perform deterministically. TrueCircuitTM eliminates network problems such as jitter, excessive latency and lost data. In a word TrueCircuitTM means guaranteed Quality-of-Service.

     The key features of TrueCircuitTM which must be implemented in the ASICs delivered by Michael Florea include:

-   Time Division Multiplexing
    -   Frames and Timeslots for packet launch and arrival
    -   Synchronous Packet Processing
    -   Time slot asset management
    -   Distributed (secure) lookup tables with circuit/timeslot information
-   Precision Synchronization
    -   Distributed highly accurate and synchronized clocks
    -   Reserved timeslots for clock and asset management
    -   Packet processing can synchronized to network core routing
    -   Clock update and generation internally and externally
    -   Time-base generation for external devices
    -   Sync packet handling
-   Virtual Circuits and Management Interface
    -   End-To-End Circuits - allocation and management
    -   Setup, Teardown of virtual circuits
    -   Statistics gathering and control
    -   Service Level Agreements - rate control
    -   Secure Virtual Data Channels
-   Deterministic Scalable Switching  (when applicable)
    -   Maintain legacy traffic channels
    -   Separation of TrueCircuit traffic from legacy traffic
    -   Statistics gathering
    -   Rate control
    -   Support for virtual circuits
    -   VLAN support

     The precise mechanism for achieving all of these specifications is up to Michael Florea and will be worked out continuously between Michael Florea and Path 1 engineers up to the delivery date. The design process will undergo a preliminary design review, critical design review and then an acceptance test to be specified by Path 1.




               Schedule B - 8+2 Fast Switch Specification

The specifications for the 8+2 Fast Switch (also referenced as M5608/2/TC) consists of full managed 8 10/100 RMII ports and 2 gigabit GMII ports, a 16K MAC Table with real-time search engine, an advanced QoS with network processor for all ports, a compatible feature with non-TrueCircuitTM Switches, a non-blocking wire speed architecture and capabilities, a TrueCircuitTM clock adjustment circuit for constant bit rate, up to 4 programmable bands per port with bandwidth guaranteed for trunk ports, programmable bands (QoS) per flow by the network processor, 4 data priorities per port coexistent with guaranteed bandwidth, data priorities per packet (IP precedence bits or VLAN priorities bits), full VLAN (learning, strip/insert/overwrite and priority regeneration), flow-control active per enabled ports, advanced dynamic and adaptable resource control, and a fast gigabit packet rate access for CPU port with hardware support.





                Schedule C - 10 Gigabit Ethernet Controller

The 10 Gigabit Ethernet Controller consists of a ten port full-duplex Gigabit Ethernet Controller with an industry standard POS-PHY Level 4 system interface, provides direct connection to optics and connection to copper Gigabit Ethernet physical layer devices via ten GMII interfaces, compliant to IEEE 802.3 1998 PMA physical layer specification, supports dual IEEE 802.3 - 1998 GMII interfaces for connection to copper Gigabit Ethernet physical layer devices (1000 Mbit/s only), provides ten standard IEEE 802.3 Gigabit Ethernet MACs for frame verification, on-chip data recovery and clock synthesis, and eight unicast exact-match address filters to filter frames based on DA, SA, or VID, capability for each address filter to indicate whether to accept or discard based on a match, internal TX and RX FIFOs to accommodate system latencies, line side loopback for system level diagnostic capability, and a 16 bit generic microprocessor interface for device initialization, control, register and per port statistics access.